LITFUNDING CORP. ACHIEVES KEY FINANCIAL MILESTONES

Las Vegas--LITFUNDING Corp. (OTCBB: LFDG) a holding company specializing in the funding of litigation primarily through plaintiffs' attorneys, announces that the company with a recent commitment of a $250,000 line of credit to an East Coast law firm has already achieved its benchmark goal of attaining $2 million of new business by June 30, 2005.

Key milestones include:

     |X| Putting $1,172,500 in funding on the street
     |X| Processing $3 million in requested funds for 102 cases
     |X| $518,250 has been collected in principal and fees
     |X| Principal and fees paid back have reached 48%
     |X| $568,625 is owed in fees based on $720,000 remaining invested
     |X| Two Letters of Intent (LOI) of two LLCs for $5 million, with almost
         $1 million already put out on the street, with an available $4 million based on letters of intent
     |X| Recent commitment of a $250,000 line of credit to an East Coast law firm
     |X| 44 cases currently in the pipeline, with funding estimated to commence next quarter

"I am very pleased with our progress thus far," said Morton Reed, PhD, the Company's Chief Executive Officer. "Management is confident in our strategy moving forward."

"There is no guarantee that the Company will actually realize the potential receivables described herein. The potential receivables are management's estimate of the amount that could potentially be realized from the Company's litigation advances. However, actually collecting the anticipated level of receivables will be subject to several different factors, some of which are outside of management's control, including, but not limited to, the outcome of any particular matter and fees actually collected."

About LitFunding Corporation

LFC, through its wholly owned subsidiary LitFunding USA (the company), remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid to the company.

This press release does not constitute an offer of any securities for sale.

Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.


Contact
LitFunding Corp., Las Vegas
Azra Bailey, 702-317-1610